Exhibit 5

November 16, 2016

EnSync, Inc.

N93 W14475 Whittaker Way

Menomonee Falls, Wisconsin 53051

RE:	Registration Statement on Form S-8

Gentlemen:

We have acted as special counsel to EnSync, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about November 16, 2016 relating to the issuance by the Company of up to 5,200,000 shares of common stock, $0.01 par value (the “Shares”), consisting of up to 4,000,000 shares of Common Stock issuable pursuant to the EnSync, Inc. 2010 Omnibus Long-Term Incentive Plan (the “2010 Plan”) pursuant to an amendment to the 2010 Plan approved by the Company’s shareholders on November 14, 2016 (the “2010 Plan Amendment”), and up to 1,200,000 shares of Common Stock issuable pursuant to the EnSync, Inc. 2012 Non-Employee Director Equity Compensation Plan (the “2012 Plan”) pursuant to an amendment to the 2012 Plan approved by the Company’s shareholders on November 14, 2016 (the “2012 Plan Amendment”).

We have examined: (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation, and By-Laws, each as amended to date, (3) certain resolutions of the Company’s Board of Directors, (4) the 2010 Plan, the 2010 Plan Amendment, the 2012 Plan, and the 2012 Plan Amendment, and (5) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued as contemplated in the Registration Statement and in accordance with the 2010 Plan as amended by the 2010 Plan Amendment and any related award agreement thereunder, and the 2012 Plan as amended by the 2012 Plan Amendment and any related award agreement thereunder, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Wisconsin as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein of which we may become aware after the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.